Exhibit 5.1

December 8, 2010

SemiLEDs Corporation

3F, No. 11 Ke Jung Rd., Chu-Nan Site,

Hsinchu Science Park, Chu-Nan 350,

Miao-Li County, Taiwan, R.O.C.

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for SemiLEDs Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 6, 2010 (File No. 333-168624), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of the offer and sale of up to 5,250,000 shares of common stock of the Company, par value $0.0000056 per share, all of which are being offered by the Company (the “Company Primary Shares”), and up to an additional 787,500 shares, which may be purchased by the underwriters pursuant to an option granted by the Company to the underwriters (the “Company Option Shares,” and together with the Company Primary Shares, the “Company Shares”).

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) as to facts material to the opinion expressed herein, we have relied on certificates or comparable documents of the officers and representatives of the Company.

Based upon the foregoing examination and in reliance thereon, we are of the opinion that the Company Shares have been duly authorized by all necessary corporate action of the Company and when issued and delivered against payment therefor, will be validly issued, fully paid and non-assessable.

We are admitted to practice law in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.  The reference and limitation to the Delaware General Corporation Law include the statutory provisions and all reported judicial decisions interpreting these laws as of the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP